YRT AGREEMENT
                                   No. 6410-19

                                     Between
                          Sentry Life Insurance Company
                           Of Stevens Point, Wisconsin
                                (Ceding Company)

                                       and

                 Transamerica Occidental Life Insurance Company
                           Of Los Angeles, California
                                   (Reinsurer)

                            Effective January 1, 2000



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TABLE OF CONTENTS

         Articles

1        Preamble
2        Basis of Reinsurance
3        Automatic Reinsurance
4        Procedures for Facultative Reinsurance
5        Liability
6        Formal Cession
7        Plans of Insurance
8        Reinsurance Premiums
9        Premium Accounting
10       Reinstatement
11       Reductions, Terminations and Changes
12       Claims
13       Extra Contractual Damages
14       Increase in Retention and Recapture
15       Insolvency
16       Arbitration
17       DAC Tax
18       Entire Agreement
19       Service of Suit
20       General Provisions
21       Commencement and Termination

         Schedules

A        Specifications
B        Limits
C        Exceptions
D        Definitions

         Exhibit

I        Reinsurance Premiums
II       YRT Premiums
III      Reports


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                                   Article 1

                                    Preamble

1.01 This Agreement is made and entered into by and between Sentry Life Insurance Company (hereinafter referred to as the "Ceding Company") and Transamerica Occidental Life Insurance Company (hereinafter referred to as the "Reinsurer").

1.02 The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

                                   Article 2

                              Basis of Reinsurance

2.01 Basis. Reinsurance under this Agreement must be life insurance as described in Schedule A.

2.02 Automatic Reinsurance. The Ceding Company shall cede and the Reinsurer shall automatically reinsure policies issued under the plans of insurance and other additional benefits described in Schedule A subject to the requirements described in Article 3.

2.03 Facultative Reinsurance. The Ceding Company may submit to the Reinsurer any coverage described in Schedule A for facultative review subject to the procedures described in Article 4.

2.04 Initial Minimum. The initial minimum amount of life reinsurance on any individual policy must be greater than or equal to the amount stated in Schedule A.

2.05 Subsequent Minimum. If the subsequent amount of life reinsurance net amount at risk falls below the minimum amount stated in Schedule A on any policy, as of that date all of the life reinsurance on that policy shall terminate.

2.06 Issuance of Business. In no event shall the Reinsurer be liable for reinsurance unless the issuance of the insurance by the Ceding Company constituted the transacting of business in a jurisdiction in which the Ceding Company is properly licensed.

                                   Article 3

                             Automatic Reinsurance

3.01 Requirements.

     a) The individual risk must be a permanent resident of the United States or its territories.

     b) The individual risk must be underwritten by the Ceding Company according to its standard underwriting practices and guidelines. Any risk falling into the category of special underwriting programs shall be excluded from this Agreement. Any proposed changes to the Ceding Company's standard underwriting practices or guidelines shall be submitted to the Reinsurer for written approval prior to placement.

     c) Any risk offered on a facultative basis by the Ceding Company to the Reinsurer or any other company shall not qualify for automatic reinsurance.

     d) The issue age on any risk must not exceed the limited stated in Schedule A.

     e) The mortality rating on each individual risk must not exceed the limited stated in Schedule A.

     f) The maximum amount of insurance issued and applied for in all companies on each risk (without deductions for replacements) must not exceed the jumbo limits as stated in Schedule B.

     g) On each individual life, the Ceding Company must retain the amounts of insurance as stated in Schedule B.

     h) The maximum amounts of insurance to be reinsured on a life must not exceed the automatic binding limits as stated in Schedule B.

                                   Article 4

                     Procedures for Facultative Reinsurance

4.01 Submission. The Ceding Company may submit for facultative evaluation any coverage applied for under a plan of insurance described in Schedule A that does not qualify for Automatic Reinsurance, or that the Ceding Company prefers to submit on a facultative basis.

4.02 Coverage. An application for facultative reinsurance may include life insurance with or without disability waiver of premium.

4.03 Underwriting Documentation and Acceptance. Copies of all underwriting documentation relating to the insurability of the individual risk submitted for facultative reinsurance must be sent to the Reinsurer. After the Reinsurer has examined the underwriting documentation sent, it will promptly notify the Ceding Company of its final underwriting acceptance or its underwriting offer subject to additional requirements. The Reinsurer's final underwriting acceptance on the individual risk will automatically terminate when the first of the following situations occurs:

     a) The date the Reinsurer receives notice from the Ceding Company of the withdrawal of the Ceding Company's application, or

     b) One hundred and twenty (120) days after the Reinsurer made its acceptance or

     c) The date specified in the Reinsurer's approval to extend its acceptance.

                                   Article 5

                                   Liability

5.01 Automatic Reinsurance. The Reinsurer's liability for automatic reinsurance shall begin simultaneously with the Ceding Company's liability.

5.02 Conditional Receipt. The Reinsurer shall be liable for benefits paid under the Ceding Company's conditional receipt, temporary insurance or other pre-issue benefit or liability provided the requirements for automatic reinsurance, as stated in Article 3 of this Agreement, are met.

5.03 Facultative Reinsurance. The Reinsurer's liability for facultative reinsurance on the individual risk shall begin simultaneously with the Ceding Company's liability once the Reinsurer has accepted in writing the application for facultative reinsurance and the Ceding Company has accepted the Reinsurer's offer.

5.04 Termination. The Reinsurer's liability for reinsurance on the individual risk shall terminate when the Ceding Company's liability terminates.

5.05 Liability of Reinsurer. The Reinsurer shall be liable for the Ceding Company in the same manner as the Ceding Company is liable on the particular policy form(s) reinsured under this Agreement to the extent such terms and conditions are not contrary to the terms and conditions of this Agreement.

5.06 Receipt of Premium. The initial and subsequent reinsurance premiums must be received by the Reinsurer as stated in Article 9 in order to maintain the Reinsurer's liability on each individual risk.

                                   Article 6

                                 Formal Cession

6.01 Notification. Promptly after the Ceding Company's liability for insurance has begun on the individual risk, the Ceding Company shall send to the Reinsurer a "Formal Reinsurance Cession," shown in Exhibit III. Based upon the information on the "Formal Reinsurance Cession," the Reinsurer shall prepare and send to the Ceding Company a "Reinsurance Cession Card," also shown in Exhibit III.

6.02 Electronic Reporting. If possible, the Ceding Company shall utilize electronic media for reporting purposes and shall consult with the Reinsurer to determine an appropriate format. Any subsequent changes to the reporting format shall be approved by the Reinsurer prior to implementation.

                                   Article 7

                               Plans of Insurance

7.01 Life Reinsurance [Level Retention] - Life reinsurance shall be on the yearly renewable term basis for the net amount at risk as described below:

     a) Level Term Plans (twenty years or less) - The Reinsurer's net amount at risk shall be the reinsurance face amount.

     b) Decreasing Term Plans - The Reinsurer's net amount at risk shall be determined in accordance with the Ceding Company's table of reducing amount or commuted values for each policy year applied to the initial amount of insurance involved, less the Ceding Company's retention.

     c) Level Term Plans (more than twenty years) or Permanent Plans - The Reinsurer's net amount at risk shall be the difference between the insurance face amount and the cash value or termination reserve of the life insurance, less the Ceding Company's retention. The cash value shall be based on the cash value of the corresponding life insurance and shall be rounded to the nearest dollar amount.

     d) Universal Life Plans - The Reinsurer's net amount at risk shall be the insurance face amount less the account value less the Ceding Company's retention.

     e) The methods of calculating the net amount at risk described above may not be appropriate because of special options, structure of tables of amounts, rate of accumulation of cash surrender values and provisions guaranteeing an increase in the face amount under a given plan of insurance Under these circumstances, the method for calculating the net amount at risk shall be submitted by the Ceding Company and must be agreed to by the Reinsurer.

7.02 Disability Waiver of Premium. Disability wavier of premium reinsurance shall be on the coinsurance basis.

7.03 Statutory Reserves. The Reinsurer will hold reserves on a 1/2c(x) basis using 1980 CSO Select and Ultimate mortality tables and the prevailing statutory interest rate.

                                   Article 8

                              Reinsurance Premiums

8.01 Reinsurance Premiums. The Ceding Company shall pay the reinsurance premium for each ceded risk to the Reinsurer on the basis described in Exhibit I, regardless of the method in which the Ceding Company receives premiums from its insured.

8.02 Discounts. The reinsurance premium payable to the Reinsurer shall be calculated on the basis of the premium rates in Exhibit I less the discounts shown in Exhibit I.

8.03 Guaranteed Rate. The life reinsurance rates described in 8.02 above are guaranteed for one policy year. However, the Reinsurer anticipates continuing to accept reinsurance premiums on the basis of the rates shown in Exhibit I. If the Reinsurer deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

8.04 Increase in Mortality Charge. The Ceding Company shall notify the Reinsurer of any increase in the mortality charge for the underlying insurance within thirty (30) days of such increase. The Reinsurer shall then have the right to revise the reinsurance premiums based on such increase.

8.05 Premium Tax. The Reinsurer shall reimburse the Ceding Company for any premium taxes except for the Accommodator II and the Mortgage Protector Plan 15, 20 and 20 Year.

                                   Article 9

                               Premium Accounting

9.01 Payment of Reinsurance Premiums and Interest Penalties by the Ceding
     Company.

     a) The reinsurance premiums shall be paid to the Reinsurer on the basis stated in Exhibit I.

     b) Each month, the Reinsurer will send the Ceding Company two copies of the statement that references this Agreement and lists first year and renewal reinsurance premiums, expense allowances, benefits, statutory reserves and other data mutually agreed upon by both parties as described in Exhibit III.

     c) If the net reinsurance premium balance is payable to the Reinsurer, the Ceding Company must pay this balance within thirty (30) days after the close of that month. If the next reinsurance premium balance is not received by the Reinsurer within the thirty (30) day period, the reinsurance premiums for all of the reinsurance risks listed on the statement will be delinquent.

     d) When reinsurance premiums due the Reinsurer are deemed delinquent, as defined in Section 9.02(c) above, a compound interest penalty may be assessed each month the premiums remain delinquent. Interest shall be calculated from the day following the date the premiums are due and payable to the day such premium payment is mailed or the last day of the accounting period, whichever comes first, regardless of holidays and weekends. The rate of interest charged each month shall be the lesser of (I) the 30 Day Treasury Bill rate as published in the Money Rate Section or any successor section of the Wall Street Journal on the first business day following the date the premiums are deemed delinquent or (ii) the maximum rate allowed by law in the State of Wisconsin. Premiums and interest penalties that remain unpaid shall be carried forward into the next month's interest penalty calculation.

9.02 Termination Because of Non-Payment of Premium.

     a) When reinsurance premiums are delinquent, the Reinsurer has the right to terminate the reinsurance risks on the statement by giving the Ceding Company thirty (30) days' written notice. As of the close of this thirty-day period, all of the Reinsurer's liability shall terminate for:

          i)   The risks described in the preceding sentence and

          ii) The risks where the reinsurance premiums became delinquent during the thirty-day period.

     b) Regardless of these terminations, the Ceding Company shall continue to be liable for the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer.

9.03 Reinstatement of a Delinquent Statement. The Ceding Company may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid reinsurance premiums, including the interest penalty as defined above, for the risks in force prior to the termination. However, the Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the day the Reinsurer receives the required back premiums and any assessed interest.

9.04 Payment of Reinsurance Premium Balance by the Reinsurer. If the net reinsurance premium balance is payable to the Ceding Company, the Reinsurer must remit payment to the Ceding Company within thirty (30) days after receiving the statement.

9.05 In Force List. Within sixty (60) days after the close of the calendar year, the Ceding Company shall send the Reinsurer an in force listing of all policies reinsured under this Agreement. Such listing shall include the data specified in Exhibit III.

                                   Article 10

                                 Reinstatement

10.01 Lapses. If insurance lapses for nonpayment of premium and is reinstated under the terms of the particular policy and the Ceding Company's usual reinstatement practices and procedures, the reinsurance shall be reinstated by the Reinsurer as of the date of reinstatement. The Ceding Company must pay the Reinsurer all back reinsurance premiums and interest in the same manner as the Ceding Company received insurance premiums and interest under the particular policy.

10.02 Reinstatement. On a particular policy ceded to the Reinsurer on an automatic basis, reinstatement of reinsurance shall be automatic. On a particular policy ceded to the Reinsurer on a facultative basis, reinstatement of reinsurance shall require written approval of the Reinsurer in the event that the policy was not reinstated within the time limited mandated by the policy.

                                   Article 11

                      Reductions, Terminations and Changes

11.01 Replacement or Change. If there is a contractual or non-contractual replacement or change in a particular policy reinstated under this Agreement, including, but not limited to, conversions or exchanges where full underwriting evidence according to the Ceding Company's regular underwriting rules is not required or plans of internal replacement where full underwriting evidence is required, the policy shall continue to be reinsured by the Reinsurer under this Agreement provided it meets the initial minimum amount stated in Schedule A.

11.02 Early Recapture. If at the time of a contractual or non-contractual replace or change as described in 11.01 above, the Ceding Company elects not continue to reinsure a particular policy with the Reinsurer, the Ceding Company must pay the Reinsurer an early recapture charge which shall be a mutually acceptable reasonable actuarial representation of the Reinsurer's unamortized acquisition expenses.

11.03 Increase in Face Amount. If the face amount of a particular policy reinsured under this Agreement increases and

     a)   The increase is subject to new underwriting evidence and

          (i) The original policy was reinsured automatically, the provisions of Article 3 shall apply to the increase in reinsurance.

          (ii) The original policy was are insured facultatively, the provisions of Article 4 shall apply to the increase in reinsurance.

     b) The increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance but not to exceed the automatic binding limits as stated in Schedule A.

11.04 If the face amount of a particular policy reinsured under this Agreement is increased or reduced, the reinsurance for the particular policy involved shall be increased or reduced by the same amount on the effective date of increase or reduction.

11.05 Retained Reinsurance. If any portion of the total face amount of a particular policy retained by the Ceding Company reduces or terminates, any reinsurance under this Agreement based on the same life shall also be reduced or terminated. The Ceding Company shall reduce its reinsurance by applying the maximum retention limits that were in effect at the time the policy was issued. The Ceding Company shall not be required to retain an amount in excess of its maximum retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

11.06 Reduction Procedure. The Ceding Company must first reduce the reinsurance of the particular policy that has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced shall be effected in the inverse order in which the particular policy was first reinsured.

11.07 More Than One Reinsurer. If the reinsurance of a particular policy is shared by more than one reinsurer, the Reinsurer's percentage of the increased or reduced reinsurance shall be the same as its initial percentage of reinsurance of the policy.

11.08 Termination. If a particular policy reinsured under this Agreement is terminated, the reinsurance for the policy shall be terminated on the effective date of termination.

11.09 Facultative Change. On facultative reinsurance, if the Ceding Company wishes to reduce the mortality rating on a particular policy, this reduction shall be subject to the facultative provisions of this Agreement.

11.10 Refund. The Reinsurer shall refund to the Ceding Company all unearned reinsurance premiums, less applicable allowances but excluding policy fees, arising from reductions, terminations and changes as described in this Article.

11.11 Extended Term or Reduced Paid-Up. If applicable, changes as a result of extended term or reduced paid-up shall be handled the same as reductions as described above.

                                   ARTICLE 12

                                     Claims

12.01 Notification. The Ceding Company shall promptly notify the Reinsurer in writing whenever the Ceding Company has received notice of a claim where reinsurance under this Agreement is involved. If a survivor life plan is involved, the Ceding Company shall notify the Reinsurer of each death as soon as possible after it has occurred.

12.02 Liability. The Reinsurer's liability for the insurance benefits reinsured under this Agreement shall be subject to the same terms and conditions of the particular policy under which the Ceding Company is liable.

12.03 Contestable or Incontestable Period. If a claim is made within the contestable or incontestable period, the Reinsurer shall accept the decision of the Ceding Company on the payment of a claim.

12.04 Payment. The Ceding Company shall provide the Reinsurer with proper claim papers and proofs when requesting payment. The Reinsurer shall pay its share of each claim in a lump sum without regard to the form of claim settlement by the Ceding Company.

12.05 Interest. If the Ceding Company is obliged by applicable state law or court order to pay interest from a specified date, such as the date of death of an insured, in a particular policy, the Reinsurer shall pay its share of the claim at the same rate and for the same period as that which the Ceding Company is required, excluding extra-contractual obligations.

12.06 Contest, Compromise or Litigation. The Ceding Company shall promptly notify the Reinsurer in writing of the Ceding Company's intention to contest, compromise or litigate a claim. The Ceding Company shall provide the Reinsurer with all papers and the Reinsurer shall have an opportunity to review the papers. Within fifteen (15) working days after receipt of all the necessary papers, the Reinsurer shall have the following options:

     a) Decline to participate in the contest, compromise or litigation of the claim. The Reinsurer shall thereafter discharge its liability with respect to any contested, compromised or litigated claim by paying to the Ceding Company the Reinsurer's proportionate share of the claim as if there had been no controversy. Upon such discharge, the Reinsurer shall not be liable for any portion of any "routine expenses" or "non-routine expenses," as defined in Section 12.08 below, incurred with respect to such claim, nor shall the Reinsurer share in any reduced settlement.

     b) After consultation with the Ceding Company, the Reinsurer agrees to pay its share based on the results of the contest, compromise or litigation (agreement to be communicated by the Reinsurer to the Ceding Company in writing). The Ceding Company will pay its share of all "routine expenses" and the Reinsurer will pay its share of all "non-routine expenses," as defined in Section 12.08 below, of the contest, compromise or litigation.

12.07 Routine/Non-Routine Expenses. For the purpose of this Article, the term "routine expenses" shall mean fees, charges, costs and expenses of retained legal and investigative personnel, excluding employees, that are incurred in rescinding a policy, contesting a policy or litigating a claim. The term "non-routine expenses" of the contest shall mean any penalties, attorney's fees and interest imposed automatically by statute against the Ceding Company which arise solely out of any judgment rendered against the Ceding Company in a suit for policy benefits. However, "non-routine expenses" shall not include extra-contractual damages. Notwithstanding the foregoing definitions, the Reinsurer shall not be liable for any office expenses or salaries or expenses of employees of the Ceding Company, or of any subsidiary or affiliate of the Ceding Company, incurred in connection with the administration of the business reinsured pursuant to this Agreement or the disposition of a claim, loss or legal proceeding (including investigation, negotiation, legal expenses and court costs).

12.08 Misstatement of Age or Sex. If the amount of insurance provided by any policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex that is established after the death of the insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction. The reinsurance shall be restructured from commencement on the basis of the adjusted amount using premiums and reserves for the correct age or sex. The adjustment for the difference in reinsurance premiums and any associated commissions or allowances, dividends, policy value or reserves shall be made without interest.

12.09 Waiver of Premium. In the case of a disability waiver of premium claim, the Reinsurer shall reimburse the Ceding Company for its proportionate share of the Ceding Company's annual liability actually waived. The Ceding Company shall continue to pay the Reinsurer the reinsurance premiums on the policy.

                                   ARTICLE 13

                            Extra-Contractual Damages

13.01 Definitions. For purposes of this Article, the following are definitions of elements of extra-contractual damages:

     a) "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed or fixed by statute;

     b) "Statutory Damages" are those amounts awarded as a penalty, but are fixed in amount by statute;

     c) "Compensatory Damages" are those amounts awarded to compensate for actual damages sustained and are not awarded as a penalty or fixed in amount by statute.


13.02 Extra-Contractual Damages. Extra-contractual damages are defined as punitive, statutory or compensatory damages due to the Ceding Company's negligence, oppression, malice, fault, wrongdoing or bad faith in connection with an award against the Ceding Company in excess of the limits of the policy reinsured as a result of, but not limited to, an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits payable under a particular policy reinsured under this Agreement.

13.03 Exception. Except as provided in Section 13.04 below, the Reinsurer shall not be liable for any extra-contractual damages.

13.04 Assessment of Damages. The Reinsurer recognizes that circumstances may arise under which the Reinsurer, in equity, should share, to the extent permitted by law, in paying certain assessed damages. The Reinsurer may be liable for any punitive, statutory or compensatory damages awarded or assessed against the Ceding Company if the Reinsurer elected to join in the contest, litigation or denial of the claim, in writing, and actively directed, participated in, consented to or ratified an act, error, omission or course of conduct of the Ceding Company that ultimately resulted in the award or assessment of punitive, statutory or compensatory damages. The extent of such sharing is dependent on the good faith assessment of culpability in each case, but all factors being equal, the division of such assessment would be in proportion to what impact the Reinsurer's opinion had on such damages.

13.05 Legal Fees. If the Reinsurer has liability for damages as stated in
     Section 13.04 above, the Reinsurer shall reimburse the Ceding Company for its share of reasonable legal fees incurred in defense of punitive, statutory or compensatory damages.

                                   ARTICLE 14

                       Increase in Retention and Recapture

14.01 The reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for in this Agreement.

14.02 The Ceding Company may increase its retention limit on new business being issued at any time by giving written notice to the Reinsurer of the new retention limit and the effective date of such increase.

14.03 The Ceding Company shall have the option of recapturing the reinsurance under this Agreement in the event the Ceding Company increases its retention limit. The Ceding Company may exercise its option to recapture by giving written notice to the Reinsurer within ninety (90) days after the effective date of the retention limit increase. If the recapture option is not exercised within ninety (90) days after the effective date of the retention limit increase, the Ceding Company may choose to recapture not later than two (2) years after the date of retention limit increase.


14.04 If the Ceding Company exercises its option to recapture, then the following rules apply:


     a) The Ceding Company shall reduce all eligible reinsurance on each individual risk on which it retained its retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded.

     b) The Ceding Company shall increase its total amount of insurance on the individual risk up to its new retention limit by reducing the amount of reinsurance. If an individual risk is shared by more than one reinsurer, the Reinsurer's percentage of the reduced reinsurance shall be the same as the Reinsurer's initial percentage of the reinsurance on the individual risk.

     c) No reduction of reinsurance due to recapture shall occur until the later of the following dates:

          i) The policy anniversary date immediately following the effective date the recapture program begins and

          ii) The number of years stated in Schedule A starting with the original "policy date."

14.05 Reinsurance shall not be eligible for recapture on an individual risk if
     (a) the Ceding Company retained less than its retention limit for the age and mortality rating in effect at the time the reinsurance was ceded to the Reinsurer, or if (b) the Ceding Company did not retain any of the individual risk.

14.06 In the event the Ceding Company overlooks any reduction in the amount of reinsurance on a particular policy because of an increase in the Ceding Company's retention limit, the acceptance by the Reinsurer of reinsurance premiums under these circumstances shall not constitute a liability on the part of the Reinsurer for such reinsurance. The Reinsurer shall be liable only for a refund of premiums.

14.07 If there is a Waiver of Premium claim in effect when recapture takes place, the Waiver of Premium shall continue in effect until the Waiver of Premium claim terminates. The Reinsurer shall not be liable for any other benefits, including the basic life risks that are eligible for recapture. All such eligible benefits shall be recaptured as if there were no Waiver of Premium Claim.

14.08 If there is an extension of that Waiver of Premium claim under the terms of the Ceding Company's policy, the Reinsurer shall pay its share of the Waiver of Premium claim, provided the Ceding Company continues to pay to the Reinsurer all Waiver of Premium reinsurance premiums for the period from the date of recapture.

                                   ARTICLE 15

                                   Insolvency

15.01 In the event of the Ceding Company's insolvency and the appointment of a conservator, liquidator, or statutory successor, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Section shall be made directly to the Ceding Company or to its conservator, liquidator, or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the Ceding Company's insolvency.

15.02 In the event of the Ceding Company's insolvency, the conservator, liquidator, or statutory successor shall give written notice of the pendency of a claim against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its conservator, liquidator or statutory successor.

15.03 The expenses incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company in the conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to this claim, the expense shall be shared as though such expense had been incurred by the Ceding Company.

                                   ARTICLE 16

                                   Arbitration

16.01 As a condition precedent to any right of action hereunder, any dispute or difference between the Ceding Company and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.


16.02 Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. Such written notice shall contain a brief statement of the issue(s), the failure on behalf of the parties to reach amicable agreement and the date of demand for arbitration.

16.03 The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within sixty (60) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

16.04 The arbitration hearings shall be held in the city in which the Ceding Company's head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

16.05 The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

16.06 The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

16.07 The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorney's fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

16.08 If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute an act as one party for the purposes of the Arbitration Article, provided however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability under the terms of the Agreement from several to joint.


                                   Article 17

                                     DAC Tax
                         Section 1.848-2(g)(8) Election

17.01 If applicable, both parties agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under
       Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for all subsequent taxable years for which this Agreement remains in effect.

17.02 The term "party" shall refer to either the Ceding Company or the Reinsurer as appropriate.

17.03 The terms used in this Article are defined by reference to Section 1.848-2 of the Income Tax Regulation in effect December 1992.

17.04 The party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986.

17.05 Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

17.06 The Ceding Company shall submit a schedule to the Reinsurer by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by one of the Ceding Company's officers stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

17.07 The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

17.08 If the Reinsurer contests the Ceding Company's calculation of the net consideration, both parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If both parties reach agreement on an amount of net consideration, each party shall report such amount in its respective tax returns for the previous calendar year.


                                   Article 18
                                Entire Agreement

18.01 This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire Agreement with respect to the reinsurance provided hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to the Agreement shall be null and void unless effected by a writing subscribed by both the Ceding Company and the Reinsurer. Any waiver shall constitute a waiver only in the circumstances for which it was given and shall not be a waiver of any future circumstance.


                                   Article 19
                                 Service of Suit

19.01 It is agreed that in the event the obligations under this Agreement are not performed by the Reinsurer, at the request of the Ceding Company, the Reinsurer shall submit to the jurisdiction of any court of competent jurisdiction within the United States and shall comply with all the requirements necessary to give that court jurisdiction. All matters arising under this Agreement shall be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process, in any suit, may be made upon any then duly elected officer of the Reinsurer (agent for service of process) at 401 North Tryon Street, Suite 800, Charlotte, North Carolina 28202. The Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal, for any suit instituted against the Reinsurer under this Agreement.

19.02 The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Ceding Company, give a written undertaking to the Ceding Company that the agent will enter a general appearance on behalf of the Reinsurer in the event such a suit is instituted.

19.03 The Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of California, as its true and lawful agent for service of process (in addition to the above named agent), who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary arising out of this Agreement, and hereby designates the above named as the person to whom the Ceding Company is authorized to mail such process or a true copy thereof.


                                   Article 20
                               General Provisions

20.01 Inspection of Records. Either company, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either company, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the policies covered hereunder. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The company performing a routine audit shall provide five (5) working days advance notice to the other party. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.

20.02 Representation and Warrants. The Ceding Company and the Reinsurer agree that all matters with respect to this Agreement require their utmost good faith. Each party represents and warrants to the other party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed. Each party agrees to promptly notify the other party of any material change in its financial condition. The reinsurer has entered into this Agreement in reliance upon the Ceding Company's representations and warranties. Each party affirms that it has and will continue to disclose all matters material to the Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy or a change in each party's ownership or control.

20.03 Assignment or Transfer. Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by the Ceding Company without prior written consent of the Reinsurer. Such approval shall not unreasonably be withheld. If it is determined that such sale, assignment or transfer would result in a material adverse economic impact to the Reinsurer, and the Reinsurer so objects, this Agreement shall be terminated with respect to all policies reinsured under this Agreement. The Ceding Company and the Reinsurer agree to mutually calculate a termination charge that shall be paid by the Ceding Company to the Reinsurer upon the transfer. The provisions of this Section 20.03 are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

20.04 Severability. If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law and all of the other terms and provisions of the Agreement shall remain in full force and effect. If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement, such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.

20.05 Parties to Agreement. This Agreement is solely between the Ceding Company and the Reinsurer. There is no third party to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary or assignee. The Ceding Company fur6ther agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company.

20.06 Offset. All monies due either company under this Agreement may be offset against each other, dollar for dollar, regardless of any insolvency of either party unless otherwise prohibited by law. If the Reinsurer advances payment through offset of any claim it is contesting and prevails in the contest, the Ceding Company shall return such payment plus interest calculated as per the provisions of Section 9.01(d) of this Agreement.

20.07 Governing Law. In the event of litigation, the parties shall submit to the competent jurisdiction of a court in the State of Wisconsin and shall abide by the final decision of such court. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Wisconsin applies with respect to rules for credit for reinsurance.

20.08 Expenses. The Ceding Company shall pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.

20.09 Errors and Omissions. Unintentional clerical errors, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not invalidate the reinsurance hereunder provided the error, omission or misunderstanding is corrected promptly after discovery. Both companies shall be restored, to the extent possible, to the position they would have occupied had the error, omission or misunderstanding not occurred, but the liability of the Reinsurer under this Agreement shall in no event exceed the limits specified herein.

20.10 Schedules, Exhibits and Section Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Section headings are provided for reference purposes only and are not made a part of this Agreement.

20.11 Definitions. The definitions that apply in the interpretation of this Agreement are located in Schedule D.


                                   Article 21
                          Commencement and Termination

21.01 This Agreement shall be effective as of January 1, 2000 and shall remain in force for an indefinite period. Either the Ceding Company or the Reinsurer may terminate the Agreement by giving ninety (90) days written notice by certified or registered mail to the other party. The day the notice is deposited in the mail addressed to an officer of the other company shall be the first day of the ninety-day period.

21.02 During this ninety-day period, the Reinsurer shall continue to accept and the Ceding Company shall continue to cede any new policies issued prior to the termination of this ninety-day period.

21.03 All automatic reinsurance that has been placed in effect prior to the expiration date set forth in the notice and all facultative reinsurance approved by the Reinsurer based upon an application the Reinsurer received prior to the expiration date set forth in the notice shall remain in effect in accordance with the terms of this Agreement until the reinsured policy's natural expiration or as specified otherwise in this Agreement.

21.04 This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


Executed in duplicate by                Executed in duplicate by
Sentry Life                             Transamerica Occidental
Insurance Company                       Life Insurance Company
at Stevens Point, Wisconsin             at Charlotte, North Carolina
on 8/27, 2001                           on June 1, 2001.

By: s/Wallace Dee Taylor                By: s/
Title:  President                       Title:  Vice President

By: s/William J. Lohr                   By: s/
Title:  Treasurer                       Title: Vice President & Associate
                                                General Counsel